EXHIBIT 10.22

EXECUTIVE COMPENSATION PLAN

OF

HERITAGE BANK

HERITAGE BANK, a Colorado corporation, (the “Bank”) hereby adopts the Heritage Bank Executive Compensation Plan (the “Plan”) effective as of the 1st day of January, 2006 (the “Effective Date”). The Bank intends to provide, under this Plan, certain of its key management employees with benefits upon retirement, death, disability or other termination of employment, for the purpose of promoting in its key management employees the strongest interest in the successful operation of the Bank and to induce such employees to remain in the employ of the Bank. This Plan includes participants by reason of merger of the Heritage Bank Indexed Salary Continuation Plan, effective as of the 1st day of July, 1998, (the “Index Plan”) into this Plan effective as of the 1st day of January, 2006. The participants under the Index Plan shall be Participants in this Plan and shall receive the benefits provided herein.

ARTICLE I

Definitions

1.01 Administrative Committee shall mean the committee appointed pursuant to Article VI of the Plan.

1.02 Adoption Agreement shall mean an application for participation in the Plan, execution of which by an eligible employee is required under Article II for Plan participation.

1.03 Beneficiary shall mean any person, persons or entities designated by a Participant to receive benefits hereunder upon the death of such Participant.

1.04 Change in Control Event shall collectively mean: (1) Change of Ownership of

Company as defined in Section 1.04A, below; (2) Change in Effective Control of Company as defined in Section 1.04B, below; and (3) Change in the Ownership of a Substantial portion of Company’s Assets, as defined in Section 1.04C, below.

1.04A Change of Ownership shall occur on the date that any one person, or more than one person acting as a group (as defined below) acquires ownership of the stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the fair market value or total voting power of the stock of Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company or cause a Change in Effective Control of Company within the meaning of Section 1.04B, below; An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section l.04A. These provisions apply only when there is a transfer of stock of Company (or issuance of stock of the Company) and such stock in Company remains outstanding after the transaction. For purposes of this Section l.04A, “persons acting as a group” will not be considered to be acting as a group solely because they purchase or own stock of Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations (including Company) that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of determining stock ownership, the provisions of Section 318(a) of the Internal Revenue Code of 1986, as amended (“Code”) apply to determine stock ownership. Stock underlying a vested option is considered owned by the individual who owns the vested option and stock underlying an unvested option is not considered owned by the individual who holds the unvested option.

1.04B Change in Effective Control shall mean: (1) any one person, or more than one person acting as a group (as determined under Section l.04A, above) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company possessing thirty-five percent (35%) or more of the total voting power of the stock of Company; or (2) a majority of the members of the Board of Directors of Company are replaced during any twelve (12) month period by, directors whose appointment or election is not endorsed by majority of the members of the Board of Directors of Company prior to the date of the appointment or election. A Change in Effective Control may also occur in any transaction in which either Company and another corporation involved in the transaction has a Change of Ownership or Change of Ownership of a substantial portion of Company’s assets. If any one person, or more than one person acting as a group is considered to effectively control Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in the Effective Control of Company.

1.04C Change in Ownership of a Substantial Portion of Company’s Assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Section 1.04A, above) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Ownership of a Substantial Portion of Company’s Assets when there is a transfer to an entity that is controlled by the shareholders of the transferring company immediately after the transfer, as provided herein. A transfer of assets by Company is not treated as a Change of Ownership of such assets if the assets are transferred to: (1) a shareholder of Company (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly, or indirectly, by Company; (3) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the preceding clause (3). For purposes of this section, a person’s status is determined immediately after the transfer of the assets.

1.05 Disability shall mean a Participant shall be considered disabled if: (1) such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (2) if such Participant is, by reason of any medical determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Company.

1.06 Selected Employees shall mean all key employees of the Bank who are designated as Selected Employees by the Administrative Committee. A person designated as a Selected Employee shall remain so until such designation is revoked by the Administrative Committee in its sole discretion.

1.07 Normal Retirement Age shall mean age 65.

1.08 Normal Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which a Participant attains the normal retirement age or such later date as the Participant actually retires.

1.09 Participant shall mean a Selected Employee of the Bank who has completed an Adoption Agreement.

1.10 Plan Year shall mean the twelve-month period on which the Plan records are kept, which shall begin on January 1 of one year and end on December 31 of the same year.

1.11 Stated Interest Rate shall mean the interest rate applied by the Bank based upon generally accepted accounting principals used by the accountants regularly employed by the Bank to reflect the Bank liabilities on financial statements published by the Bank to its shareholders.

1.12 Termination of Employment shall mean the Participant’s ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, including by reason of death or Disability.

1.13 Termination of Employment With Cause. Termination of Employment with cause (“Cause”) shall mean the Bank may terminate employment of a Participant for the following reasons:

(a) Engaging in willful misconduct that is materially injurious to Bank;

(b) Embezzlement or misappropriation of funds or property of Bank by a Participant or the conviction of a Participant of a felony or the entrance of a plea of guilty by a Participant to a felony;

(c) Failure or refusal by a Participant to devote his or her full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured by such Participant within thirty (30) days after notice has been given to Participant; and

(d) Any Federal or state statutes or regulations which require Bank, upon direction of the appropriate regulatory agency, to prohibit employment of a Participant in the business of banking or to require Bank to file a suspicious activities report because such Participant has been convicted of or suspected of a crime involving fraud, dishonesty, moral turpitude or breach of trust;

A Participant shall not be deemed to have been terminated for Cause unless Bank shall have given Participant a written notice setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination for Cause; a reasonable opportunity for Participant, together with his or her counsel, to be heard before the Administrative Committee of the Plan; and a notice of termination stating that, in the good faith judgment of the Administrative Committee, the Participant was guilty of conduct set forth in the written notice.

1.14 Termination of Employment Without Cause shall mean Termination of Employment for all reasons except Termination of Employment with Cause.

1.15 Year of Service shall be defined as specified in the Participant’s Adoption Agreement.

ARTICLE II

Eligibility and Participation

2.01 Participation. From time to time the Administrative Committee, in its sole discretion, may designate those Selected Employees to whom the opportunity to participate in this Plan shall be extended. Participants covered under this Plan are considered a select group of management or highly compensated employees.

2.02 Enrollment Requirements. Employees who have been selected by the Administrative Committee to participate in this Plan shall enroll in the Plan by (a) entering into an Adoption Agreement with the Bank, which shall specify the amount and type of benefit under this Plan that will be provided for such employee, and (b) completing such other forms and furnishing such other information as the Bank may reasonably require.

2.03 Enrollment Time Period. An employee must execute the Adoption Agreement within thirty (30) days after the Plan’s adoption by the Bank or within thirty (30) days after the employee has been selected to participate in the Plan. Otherwise, the Adoption Agreement must be executed before the first day of the Plan Year in which the Agreement is to be effective.

ARTICLE III

Contributions

3.01 Bank Contributions. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets. In the event the Bank, in its sole discretion, decides to fund all or any part of the benefits payable under this Plan with contributions to a separate fund, the Bank shall maintain separate accounts for each Participant to which such contributions are allocated. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Bank and the Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

3.02 Life Insurance and Funding. The Bank’s obligation under this Plan shall be an unfunded and unsecured promise to pay. The Bank shall not be required to fund its obligations, but the Bank in its sole discretion may apply for and own for its own benefit, insurance on the life of a Participant in such amounts and in such forms as the Bank may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Bank shall submit to medical examinations and shall accurately and truthfully supply such information and execute such documents as may be required by the insurance company or companies to whom the Bank has applied for insurance. The Bank shall be under no obligation to provide the benefits in Article IV and/or Article V of this Plan if the Participant fails to comply with these provisions. Any insurance policy acquired by or held by the Bank in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, the Participant’s Beneficiary or estate, or to be security for the performance of the obligations of the Bank but shall be, and remain, a general, unpledged and unrestricted asset of the Bank.

ARTICLE IV

Supplemental Retirement Income Benefits

4.01 Benefits Upon Normal Retirement. Upon a Participant’s Termination of Employment on or after attaining Normal Retirement Age, the Bank shall pay to the Participant the compensation specified in the Adoption Agreement, as compensation for services rendered prior to such date.

4.02 Benefits Upon Disability. Upon a Participant’s Termination of Employment prior to Normal Retirement Age due to Disability, the Bank shall pay a Disability benefit to the Participant as specified in the Adoption Agreement.

4.03 Benefits Upon Other Termination of Employment. Upon a Participant’s Termination of Employment for reasons other than Normal Retirement and Disability, the Participant shall be paid benefits as specified in the Adoption Agreement.

4.04 Benefits Payable Upon Discharge for Cause. In the Event a Participant is discharged for Cause by Bank, no benefit shall be payable under this Plan.

4.05 Benefits Payable Upon a Change of Control Event. If a Participant’s Termination of Employment occurs after a Change of Control Event, the Participant shall receive benefits payable upon normal retirement (as provided in Section 4.01) at the time Participant attains normal retirement age as though Participant had been employed by the Bank at that time. After a Change of Control Event, a Participant no longer employed by Bank, or Participant’s Beneficiary, shall also remain eligible for survivor benefits payable upon death, as provided in Sections 5.01 and 5.02, below.

ARTICLE V

Survivorship Benefits

5.01 Survivor Benefits Prior to Commencement of Normal Retirement Benefits. If a Participant dies prior to commencement of the normal retirement benefit payments under the Plan; the Participant’s spouse, or other Beneficiary, duly designated hereunder shall be entitled to certain survivor benefits provided such benefits are specified in the Adoption Agreement.

5.02 Survivor Benefits After Commencement of Normal Retirement Benefit. If a Participant dies after normal retirement benefit payments have commenced, but prior to receiving all of the scheduled monthly payments, the Bank shall pay benefits to the Participant’s Beneficiary as specified in the Adoption Agreement.

5.03 Survivor Benefits – Suicide Exclusion. No survivor benefits shall be paid under this Plan if a Participant dies of injuries self-inflicted within one (1) year of the date the Selected Employee was designated a Plan Participant by the Bank.

5.04 Recipients of Payments; Designation of Beneficiary. All payments to be made by the Bank shall be made to the Participant if living. In the event of a Participant’s death prior to the receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the Beneficiary or Beneficiaries of the Participant. Each Participant shall file with the Bank a designation of beneficiary and contingent beneficiary to whom the Participant’s interest under the Plan shall be paid in the event of his or her death. The initial designation of beneficiary shall be made on the form attached to the Participant’s Adoption Agreement. Such designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. In the absence of an effective Beneficiary designation as to any portion of a Participant’s interest under the Plan, such amount shall be paid to the Participant’s personal representative, but if the Bank believes that none has been appointed within six months after the Participant’s death, the Bank may direct that such amount shall not be paid until a personal representative has been appointed or may direct that such amount be paid to the Participant’s surviving spouse, or if there is none, to the Participant’s surviving children and issue of deceased children by right of representation, or there be none, the Participant’s surviving parents and if none, according to the laws of descent and distribution of the State of Colorado.

ARTICLE VI

Administration

6.01 Administrative Committee. The Plan shall be administered by the Administrative Committee in accordance with its terms and purposes. The Board of Directors of the Bank shall appoint the Administrative Committee, which shall consist of three (3) or more persons to act on behalf of the Bank. Interpretation by the Administrative Committee shall be final and binding upon a Participant. The Administrative Committee shall select the participating Selected Employees and determine the assumptions to be used in computing benefits under the Plan. The Administrative Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

6.02 Claims Procedure.

(a) All claims shall be filed in writing by the Participant, his or her Beneficiary or the authorized representative of the claimant, by completing such procedures as the Administrative Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

(b) If a claim is denied, notice of denial shall be furnished by the Administrative Committee to the claimant within ninety (90) days after the receipt of the claim by the Administrative Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or Beneficiary and the extension shall not exceed ninety days.

(c) The Administrative Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review. The claimant or the claimant’s authorized representative must request such review within the reasonable period of time prescribed by the Administrative Committee. In no event shall such period of time be less than 60 days. A decision on review shall be made not later than 60 days after the Bank’s receipt of the request for review. If special circumstances require a further extension of time for processing, a decision shall be rendered not later than 120 days following the Bank’s receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE VII

Miscellaneous

7.01 Employment Not Guaranteed by Plan. Neither the Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as a Selected Employee or as an employee of the Bank for any period.

7.02 Amendment and Termination. The Board of Directors of the Bank may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify any benefit being paid to a Participant or his or her Beneficiary as a result of the death or Retirement of such Participant prior to such amendment or termination. Furthermore, the Board may not reduce or modify any vested benefits hereunder. Upon termination of the Plan, all benefits become 100% vested.

7.03 Compliance with Code section 4O9A requirements. This Plan is intended to comply with Code section 409A and all Treasury regulations and rulings thereunder. Notwithstanding any other provisions of the Plan and each Participant’s Adoption Agreement, this Plan and all distributions hereunder shall be interpreted and administered consistent with such Code section 409A requirements.

7.04 Assignment of Benefits. No Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber or anticipate his or her interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his or her Beneficiary. In the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

7.05 Disposition of Unclaimed Payments. Each Participant must file with the Bank from time to time in writing his or her post office address and each change of post office address. The communication, statement or notice addressed to a Participant at the last post office address filed with the Bank, or if no address is filed with the Bank, then at the last post office address as shown on the Bank records, will be binding upon Participant and his or her Beneficiaries for all purposes of the Plan. The Bank shall not be required to search for or locate a Participant or his or her Beneficiary.

7.06 Taxes. The Bank shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments. The Bank shall also withdraw from each Participant’s compensation while employed by the Bank, the Participant’ liability with respect to FICA and Medicare taxes relating to benefit accruals under the Plan.

7.07 Governing Law. This Plan is intended to constitute an unfunded Plan for a select group of management or highly compensated employees and rights hereunder shall be governed by the laws of the State of Colorado.

7.08 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Administrative Committee shall be made in writing and in such form as the Administrative Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Bank’s offices at 390 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021.

7.09 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

7.10 Binding Agreement. The provisions of this Plan shall be binding upon the Participant and the Bank and their successors, assigns, heirs, executors and Beneficiaries.

ADOPTED pursuant to resolution of the Board of Directors of the Bank on the 17th day of MAY, 2006.

BANK:

Heritage Bank
ATTEST:
	By:	/s/ William A. Mitchell, Jr.
/s/ W. Bruce Joss		William A. Mitchell, Jr.
W. Bruce Joss		President
Secretary